Exhibit 99.1

INFORMATION

For Immediate Release
January 23, 2013
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS FIRST QUARTER 2013 OPERATING RESULTS AND REAFFIRMS FISCAL 2013 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record first quarter net sales of $45.4 million, an increase of 13%, from the same period of the prior fiscal year;

•	reported first quarter operating income of $13.1 million, an increase of 34%, over the same period of the prior fiscal year;

•
reported first quarter net earnings of $8.5 million, or $0.20 per diluted share, increases of 29% and 25%, respectively, compared to the fiscal 2012 first quarter.  When compared to the fiscal 2012 first quarter net earnings on a non-GAAP basis, the fiscal 2013 first quarter net earnings and net earnings per diluted share increased 23% and 18%, respectively.  This non-GAAP financial measure excludes the effect of fiscal 2012 first quarter costs associated with the consolidation of its Saco, Maine operations into its Tennessee facility (see non-GAAP financial measure reconciliations); and

•	reaffirmed its fiscal 2013 guidance of per share diluted earnings between $0.86 and $0.91 on net sales of $190 million to $195 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended December 31,
	2012	2011	% Change
Net Sales	$45,351	$40,075	13%
Operating Income	13,091	9,805	34%
Net Earnings	8,474	6,578	29%
Diluted Earnings per Share	$0.20	$0.16	25%
Diluted Earnings per Share excluding effect of plant consolidation costs (Q1-12)	$0.20	$0.17	18%

	Dec. 31 2012	Dec. 31 2011
Cash and Equivalents	$33,149	$26,205
Working Capital	74,318	72,847
Shareholders’ Equity	138,308	137,703
Total Assets	157,315	155,195

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said “Our results for the first quarter of fiscal 2013 are encouraging as they indicate a return to double-digit organic revenue and earnings growth.  Revenues increased 13% to $45.4 million led by the U.S. Diagnostics unit, up 21%.  European Diagnostics sales declined by 4% as economic headwinds continued to impact our customers.  Life Science revenues improved 1%, with Bioline having increased by 9%. This is in contrast to our core business declining 4%, primarily due to the timing of cyclical purchasing patterns of our largest customers.  We expect the overall Life Science business to be strong in the fiscal second quarter.

Our illumigene® simplified molecular platform represented 16% of revenues, and our overall C. difficile category grew by 13%.  With regard to new products, illumigene Group B strep contributed sales of $700,000.  This product is becoming more widely adopted as laboratories and clinicians recognize that birth complications can be reduced due to its very high accuracy.  We now have nearly 975 illumigene customers, with more now using two or three illumigene tests.  In addition, we closed agreements with several large hospital groups that are expected to contribute importantly to illumigene revenues in the remainder of the year.  Foodborne test sales improved 15% in the period and our H. pylori diagnostics grew by 10%.  With the early start to the influenza season, not surprisingly, the respiratory category increased 42%, with flu accounting for $1 million of incremental revenues.

Operating metrics were strong as we leveraged top line revenue growth with efficient manufacturing and prudent spending.  Gross profit improved from 61.2% to 63.5%, which enabled an operating income rate of 29% and net income of 19%.  Beginning in the second quarter of fiscal 2013, the 2.3% Medical Device tax will impact U.S. Diagnostics results.  We believe that with continued revenue growth and operating efficiencies we can minimize the negative effects of this new tax.

For the past three quarters we have been focused on continued productivity from our R&D efforts and maintaining industry leading operating efficiency, as we trained, equipped and upgraded our U.S. Diagnostics sales team.  Meridian’s role is evolving as our breakthrough new technologies and products enable hospitals and other healthcare institutions to reduce overall costs while significantly improving patient outcomes.  The outlook for the remainder of fiscal 2013 is very positive.”

William J. Motto, Executive Chairman of the Board, said “Operating results for the first quarter of fiscal 2013 were gratifying and on-plan.  With new products already introduced, and more to follow, we expect continued growth in sales and earnings during the remainder of the fiscal year.  Our recent changes to the diagnostic sales force are showing positive results.  Our financial condition is sound, cash flow is strong, and our dividend is secure.  Although internally generated growth is providing favorable sales and earnings, we continue to look for appropriate acquisitions and the growth opportunities they could provide."

CASH DIVIDEND MATTERS

On December 4, 2012, the Board of Directors declared an accelerated cash dividend of $0.19 per share for the first quarter ended December 31, 2012. The dividend was of record December 14, 2012 and paid December 24, 2012.  This annual indicated dividend rate of $0.76 per share remains the same as the rate in fiscal 2012.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2013 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2013, management expects net sales to be in the range of $190 million to $195 million and per share diluted earnings to be between $0.86 and $0.91.  The per share estimates assume an increase in average diluted shares outstanding from approximately 41.6 million at fiscal 2012 year end to approximately 41.8 million at fiscal 2013 year end.  The per share estimates include a $0.03 charge to earnings for the Medical Device Tax effective January 1, 2013 and a $0.03 charge to earnings representing the incremental cost of clinical trials for its important new illumigene Chlamydia trachomatis and Neisseria gonorrhoeae tests over and above the cost of clinical trials for past illumigene products. The sales and earnings guidance provided in this press release is from expected internal growth and does not include the impact of any additional acquisitions the Company might complete during fiscal 2013.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At December 31, 2012, current assets were $93.3 million compared to current liabilities of $19.0 million, resulting in working capital of $74.3 million and a current ratio of 4.9.  Cash and equivalents were $33.1 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

FIRST QUARTER UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the first quarters of fiscal 2013 and fiscal 2012.

	Three Months Ended December 31,
	2012	2011
Net sales	$45,351	$40,075
Cost of sales	16,555	15,533
Gross profit	28,796	24,542

Operating expenses
Research and development	2,517	2,273
Selling and marketing	5,693	5,377
General and administrative	7,495	6,643
Plant consolidation costs	-	444
Total operating expenses	15,705	14,737

Operating income	13,091	9,805
Other income (expense), net	135	321
Earnings before income taxes	13,226	10,126
Income tax provision	4,752	3,548
Net earnings	$8,474	$6,578

Net earnings per basic common share	$0.21	$0.16
Basic common shares outstanding	41,148	41,067

Net earnings per diluted common share	$0.20	$0.16
Diluted common shares outstanding	41,752	41,487

The following table sets forth the unaudited segment data for the interim periods in fiscal 2013 and fiscal 2012 (in thousands).

	Three Months Ended December 31,
	2012	2011
Net sales
U.S. Diagnostics	$30,366	$25,009
European Diagnostics	5,303	5,505
Life Science	9,682	9,561
	$45,351	$40,075
Operating Income
U.S. Diagnostics	$11,243	$8,473
European Diagnostics	229	643
Life Science	1,634	698
Eliminations	(15)	(9)
	$13,091	$9,805

NON-GAAP FINANCIAL MEASURES

In this press release, we have provided information on net earnings and diluted earnings per share excluding the effect of costs associated with the consolidation of our Saco, Maine operations into our Tennessee facility (Q1-2012).  We believe this information is useful to an investor in evaluating our performance because:

1.
These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impact of the non-routine costs related to consolidating the Maine operations; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effect of the plant consolidation costs noted above, in the tables below for the first quarters of fiscal 2013 and fiscal 2012.

FIRST QUARTER GAAP TO NON-GAAP RECONCILIATION TABLES
(In Thousands, Except per Share Data)

	Three Months Ended December 31,
	2012	2011

Net Earnings -
U.S. GAAP basis	$8,474	$6,578
Facility Consolidation costs	-	289
Adjusted Earnings	$8,474	$6,867

Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.21	$0.16
Facility Consolidation costs	-	0.01
Adjusted Basic EPS	$0.21	$0.17

Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.20	$0.16
Facility Consolidation costs	-	0.01
Adjusted Diluted EPS	$0.20	$0.17

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  The Company cannot predict the possible impact of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded on NASDAQ’s Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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